Exhibit 23(a)

               Consent of Independent Auditors


The Board of Directors
Sealright Co., Inc.:

We consent to incorporation by reference in the registration statements (No. 33-25304 and No. 333-00979) on Form S-8 of Sealright Co., Inc. of our report dated February 9, 1997, except for the second paragraph of note 10 which is as of March 3, 1997, relating to the consolidated balance sheet of Sealright Co., Inc. and subsidiaries as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1996, which report is incorporated by reference in the December 31, 1996, annual report on Form 10-K of Sealright Co., Inc.



                                 KPMG Peat Marwick LLP



Kansas City, Missouri
March 20, 1997